UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2007

Carter’s, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-31829	13-3912933
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Proscenium, 1170 Peachtree Street NE, Suite 900 Atlanta, Georgia 30309
(Address of principal executive offices, including zip code)

(404) 745-2700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On July 24, 2007, Carter’s, Inc. issued a press release announcing its financial results for its second quarter ended June 30, 2007. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended.

Item 2.06.	Material Impairments.

Under generally accepted accounting principles, the Company is required to test the carrying value of its intangible assets annually, or more frequently if events or circumstances indicate that a decrease in their values may be warranted.

As a result of the continued negative trends in sales and profitability of the Company’s OshKosh B’Gosh wholesale and retail segments and projections for such segments for the balance of fiscal 2007, the Company conducted an interim impairment test on the value of the intangible assets that the Company recorded in connection with the acquisition of OshKosh B’Gosh, Inc. in July 2005.

As a result of this analysis, on July 19, 2007, the Company determined that these intangible assets were impaired and that a material charge would be required. The Company determined that its Cost in Excess of Fair Value of Net Assets Acquired assets related to both the OshKosh wholesale and retail segments were fully impaired in the approximate amount of $142.9 million, and that its Tradename asset is impaired in the amount of $12 million.

Neither of these impairment charges will result in any future cash expenditures.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits - The following exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit
Number	Description

99.1	Press Release of Carter’s, Inc., dated July 24, 2007

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, Carter’s, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 24, 2007

CARTER’S, INC.

By:	/S/ MICHAEL D. CASEY
Name: Michael D. Casey
Title: Executive Vice President and Chief Financial Officer